Exhibit 99.1

COMMUNICATE.COM, INC.

BOARD OF DIRECTORS (THE “BOARD)

AUDIT COMMITTEE CHARTER

Adopted August 16, 2007

I.

Introduction and Purpose

Communicate.com, Inc. (the "Company") is a publicly held company and operates in a complex, dynamic, highly competitive, and regulated environment.  In order to assure the kind of informed decision-making beneficial to the Company and its stockholders, much of the Board's oversight occurs through the standing committees of the Board, such as the Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities by overseeing the Company's financial reporting and public disclosure activities.

The Audit Committee's primary duties and responsibilities are to:

•

Assist Board oversight of (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, and (4) the performance of the Company's internal audit function and independent auditors.

•

Prepare the report that Securities and Exchange Commission (SEC) rules require to be included in the Company's annual proxy statement.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities specified in Section IV of this Charter.

The Audit Committee, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, compensation, and oversight of the work of any independent auditor employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such independent auditor shall report directly to the Audit Committee.

The Audit Committee shall have the authority to retain, without prior permission from the Board or management, special legal, accounting or other consultants to advise the Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of Directors, for payment of compensation to any advisors employed by the Committee and for the ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

II.

Composition

The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

A.

Independence

The Audit Committee shall be comprised of up to three Directors each of whom shall have been affirmatively determined by the Board to be independent Directors as defined by the SEC and the Nasdaq Capital Market.

B.

Financial Literacy and Expertise

Each member of the Audit Committee shall be financially literate; as such qualification is interpreted by the Company's Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee shall be an "Audit Committee Financial Expert" as defined by the SEC. (If the Company does not have an "Audit Committee Financial Expert" on the Audit Committee it shall disclose that fact and the reasons therefore). At least one member of the Audit Committee shall have accounting or related financial management expertise as defined by the Nasdaq.  These determinations shall be made by the Board of Directors.

III.

Meetings

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. One of those meetings shall focus on review and approval of annual financial statements and related information. To the extent practicable, each of the Audit Committee members shall attend each of the regularly scheduled meetings in person.

A majority of the Audit Committee members currently holding office constitutes a quorum for the transaction of business. The Audit Committee shall take action by the affirmative vote of a majority of the Audit Committee members present at a duly held meeting.

IV.

Responsibilities and Duties

The Audit Committee shall undertake the following responsibilities and duties:

A.

Retain and terminate the Company's independent auditors (subject, if applicable, to shareholder ratification) and pre-approve all audit and non-audit services.

B.

At least annually, obtain and review a report by the independent auditor describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company. Evaluate the independent auditor's qualifications, performance and independence.

C.

Review and evaluate the lead partner of the independent auditor.

D.

Ensure the regular rotation of the lead independent audit partner as required by law. Consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

E.

Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

F.

Review with management and the independent auditor the following:

o

Major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company's selection or application of accounting principles

o

Major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies

o

The effect of regulatory and accounting initiatives, as well as off-balance sheet structure, on the financial statements of the Company

G.

Discuss earnings press releases, as well as financial information provided to analysts and rating agencies. The discussion may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not discuss in advance each earnings release.

H.

As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

I.

Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures including the Company's risk assessment and risk management policies.

J.

Meet separately, periodically, with management and with internal auditors.

K.

Periodically consult with the independent auditor, outside the presence of management, about the auditor's judgments about:

o

The quality, and not just the acceptability, of the Company's accounting principles as applied to its financial reporting

o

The Company's internal controls

o

The completeness and accuracy of the Company's financial statements

o

The responsibilities, budget and staffing of the Company's internal audit function

L.

Review with the independent auditor any audit problems or difficulties and management's response.

M.

Review and discuss quarterly reports from the independent auditor on:

o

All critical accounting policies and practices to be used

o

All alternative treatments with Generally Accepted Accounting Principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor

o

Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences

N.

Monitor compliance with Audit Committee approved policies regarding the hiring of employees or former employees of the independent auditors.

O.

Report regularly to the Board of Directors.

P.

Conduct an annual performance evaluation of the Audit Committee.

Q.

Ensure appropriate procedures are established and maintained:

o

To permit the Audit Committee to monitor the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters

o

To permit the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters to the Audit Committee

R.

Review the significant findings from supervisory examination reports of state and federal agencies and the corrective action taken by management to such reports.

S.

Review the significant recommendations made to management by the internal auditing department and management's responses.

T.

Review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit department, as needed.

U.

Review and approve the appointment and replacement of the Chief Audit Executive (CAE). The Audit Committee will have direct input into evaluations of the CAE's performance as well as any decisions regarding CAE compensation.

V.

Review management's determination of the adequacy of the consolidated allowance for loan and lease loss reserves.

W.

Review and reassess the adequacy of this Charter at least annually.

X.

Review with management and the independent auditor the basis for their reports issued under 12 CFR section 363.2(b).

V.

Qualification

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty or responsibility of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of Company management and the independent auditor. Nor is it the duty or responsibility of the Audit Committee to conduct investigations or to assure compliance with laws and regulations.